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                                                                   EXHIBIT 10.42

[AUTOWEB.COM LOGO]


December 16, 1998


PRIVATE & CONFIDENTIAL

Mr. Dean DeBiase
1565 Kathryn Lane
Lake Forest, IL 60045


Dear Dean:

Autoweb.com, Inc. (the "Company") is pleased to offer you a position as President and Chief Executive Officer of the Company and a position on its Board of Directors, on the terms set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

     1. Reporting Duties and Responsibilities; Employment at Will; Board Matters. In this position you will report to the Board of Directors of the Company. This offer is for a full-time position, located at the offices of the Company, except as reasonable travel to other locations may be necessary to fulfill your responsibilities. Your employment with the Company is on an "at will" basis, and either you or the Company may terminate your employment with the Company at any time, for any or no reason. Upon your commencement of employment as the Company's Chief Executive Officer, the Board of Directors will elect you to fill a position on the Company's Board of Directors, and while you remain the Chief Executive Officer of the Company, the Board of Directors will continue to nominate you for a position on the Board of Directors of the Company. Your full-time employment (at full pay and benefits) will begin on January 1, 1999, although you will commence employment on a part-time basis (without pay or benefits) upon execution of this letter agreement.

     2.   Salary and Vesting Continuation.


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          (a)  If the Company terminates your employment for any reason other than Cause (as defined below), then the Company will (i) pay you a lump sum payment in an amount equal to twelve (12) months of your then current salary, and, if your termination occurs prior to December 31, 1999, you shall also be entitled to the payment of the guaranteed bonus described below to the extent it has not already been paid to you; (ii) allow you to continue to participate in all pension, profit-sharing and any other retirement plans of the Company that you are participating in at the time of your termination for the twelve
(12) month period following your termination, solely for the purpose of permitting you to continue to vest in such plans; and (iii) allow you to continue to participate in the Company's medical and other insurance plans for the twelve (12) month period following your termination, at the Company's expense. In exchange for the foregoing compensation, you agree for a period equal to the lesser of one (1) year following your termination or the number of months you were employed by the Company as of your termination not to (i) engage or participate in any effort or act to solicit the Company's customers, suppliers, employees or contractors to cease doing business or their employment or association with the Company or (ii) engage as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, lender or in any capacity whatsoever (otherwise than as a holder of not more than one percent (1%) of the total outstanding stock of a publicly held company) in any business enterprise which offers products or services that directly compete with products or services offered by the Company at the time of your termination or resignation. "Business enterprise" for the purposes of the preceding sentence shall refer only to the division, subsidiary or business unit that you are engaged with, and you shall not be deemed to be in direct competition if the business enterprise you are engaged with is not in direct competition with the Company even though some other business enterprise that is affiliated with the business enterprise you are engaged with may be in such competition. The Company further agrees to pay any "parachute payment" excise tax which may be imposed on you as a result of any payments under this paragraph.

          (b) In the event of a Change of Control, seventy-five percent (75%) of the greater of (i) the stock options to acquire Company securities granted to you pursuant to this letter and (ii) the securities of the Company (including stock options) that you hold as of the date of the Change of Control that are unvested, will immediately vest on the date of the Change of Control.

          (c) If during the first twelve (12) months following a Change of Control, the Company (or the surviving company if the Company is not the surviving company as a result of a merger or consolidation which is a Change of Control) terminates your employment for any reason other than Cause or you resign your employment with the Company as a consequence of a Constructive Termination (as defined below), then any securities of the Company held by you that are unvested as of the date of termination of your employment will immediately vest.

          (d) For purposes of this agreement, the following terms shall have the following meanings:

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Mr. Dean DeBiase
December 16, 1998
Page 3


               (i) "Cause" shall mean (i) material and willful violation of any federal or state law; (ii) conviction of any act of fraud with respect to the Company; or (iii) conviction of a felony or a crime causing material harm to the standing and reputation of the Company.

               (ii) "Change of Control" shall mean (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13(d)-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
or (iv) the liquidation or winding up of the business of the Company.

               (iii) "Constructive Termination" shall mean that the Company, without your prior written approval, has (i) materially reduced your title, authority or responsibilities; (ii) reduced your salary or bonus plans; or
(iii) relocated your principal place of work by a distance of more than 50 miles.

You agree that the payments set forth in this offer letter, including paragraph 3 below, constitute all payments (except for accrued vacation and salary) that you shall be entitled to in the event of any termination of employment.

     3. Salary; Bonus; Benefits and Vacation; Relocation. Your base salary will be $250,000 per year payable in accordance with the Company's customary payroll practice as in effect from time to time. Unless your employment is terminated by the Company for Cause prior to December 31, 1999, you will also be paid a $100,000 bonus as follows: $50,000 on June 30, 1999 and $50,000 on December 31, 1999. In no event will your annual base salary be reduced below $250,000 during your employment by the Company. The Company agrees that it shall establish bonus plans each fiscal year during your employment in which you shall be entitled to participate and pursuant to which you shall have the potential to earn at least $100,000 per fiscal year, subject to achieving any performance objectives or satisfying other requirements under the bonus plans. You will receive the Company's standard employee benefits package, and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time; provided that (i) you will immediately be entitled to three (3) weeks of paid vacation each year and (ii) you will be entitled to immediate coverage under the Company's health, dental, disability and life insurance plans commencing January 1, 1999. You will also be entitled to be
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Mr. Dean DeBiase
December 16, 1998
Page 4

reimbursed for up to $120,000 of reasonable documented commuting, interim living, relocation and other miscellaneous expenses incurred by you and your family in connection with traveling and relocating to the San Francisco Bay area in connection with accepting employment with the Company.

      4.    Option and Stock Issuance.

            (a) Option. Promptly following your commencement of employment with the Company but in no event later than January 31, 1999, the Company will issue you an option to purchase 923,210 shares of the Company's common stock at an exercise price of $0.75 per share. This option will be an incentive stock option to the maximum extent possible, will be immediately exercisable, and will vest as follows: 25% will be vested upon grant and the balance will vest on a pro rata monthly basis over three years commencing on the first anniversary of the date of grant; provided that an additional 20% of the original stock option grant will become vested upon the Company's initial underwritten public offering of its securities. This option may be exercised by you at any time up to ten (10) years following the date of grant of the option, provided that following termination of your employment you may only exercise the option to the extent it is vested.

      (b) Stock. Until March 31, 1999, as long as you are an employee of the Company you will have the option to purchase up to 263,774 shares of the Company's Series D Preferred Stock at $3.55 per share. Your payment for this stock may be in cash or, to the extent the Company's common stock is publicly traded, with same day sale proceeds or pursuant to a net exercise of the option. If the payment is in cash, it shall be in the amount of no less than $250,000, with the balance, if any, to be financed by an interest free full recourse promissory note secured by the stock. This note will be due and payable on the third anniversary of the date of issuance of the stock.

      5. Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" in the form previously provided to you as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

      6. At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time, with or without cause or advance notice. Any statements of representations

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Mr. Dean DeBiase
December 16, 1998
Page 5


to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

     7. Authorization to Work. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

     8. Term of Offer. This offer will remain open until December 17, 1998. If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter agreement in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter agreement, and will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors. This agreement may not be assigned by you. This agreement will be governed by California law, and may only be amended in a writing signed by you and the Company. In the event of any conflict between the terms of this letter agreement and the relevant terms of relevant Company benefit plans, the terms of this letter agreement shall control.

     We are excited to have you join us and look forward to working with you.


Sincerely,

Autoweb.com, Inc.

By /s/ PAYAM ZAMANI
  -------------------------------
   Payam Zamani, Co-Founder, President and CEO

Acknowledged, Accepted and Agreed:                Date:

/s/ DEAN DEBIASE                                  12/16/98
---------------------------------                 ----------------
Dean DeBiase
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To:    Dean DeBiase
From:  Autoweb.com, Inc.
Date:  March 30, 2001


Dear Dean,

     By your signature below, you hereby agree and acknowledge that this letter will supersede and void that certain letter agreement dated January 3, 2001 in its entirety, and will furthermore clarify and amend your original offer letter of employment dated December 16, 1998 (the "Offer Letter").

     Paragraph 2(c) of the Offer Letter is hereby amended and restated in its entirety to read as follows:

     "(c) If, during the first twelve (12) months following a Change of Control, the Company (or the surviving company if the Company is not the surviving company as a result of a merger or consolidation which is a Change of Control) terminates your employment for any reason other than Cause or you resign your employment with the Company as a consequence of a Constructive Termination (as defined below), then (i) any shares of stock of the Company and options to purchase shares of stock of the Company held by you, your family trust or the Dean A. DeBiase Jr. and Logan P. DeBiase Trust #1 that are unvested as of the date of termination of your employment will immediately vest, (ii) you will receive the benefits and amounts referenced in subsection (a) of this paragraph above (including upon your resignation as a consequence of Constructive Termination), and (iii) in addition to any other amounts owed to you hereunder, you will be paid an amount equal to your annual incentive bonus for the most recently completed calendar year multiplied by a fraction, the numerator of which is the number of days in the current calendar year through your date of termination, and the denominator of which is 365, which amount shall not exceed 35% of your total then current annual salary."

The last sentence of Paragraph 4(a) is hereby amended and restated in its entirety to read as follows:

     "Notwithstanding anything in any stock option agreement to the contrary, the option promised hereunder, or any successor option granted to you after a Change of Control, may be exercised by you at any time up to ten
     (10) years following the date of grant of the original option, provided that following termination of your employment you may only exercise the option to the extent it is vested."

     By your signature to this letter, you agree to forego severance or similar benefits under any plan or policy of the Company now or hereafter in effect or any agreement with the Company, other than the Offer Letter as clarified and amended by this letter and other than COBRA benefits.
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                                       Sincerely,

                                       AUTOWEB.COM, INC.

                                       By: /s/ JEFFREY SCHWARTZ
                                           ----------------------------
                                           Jeffrey Schwartz
                                           Chief Executive Officer


By:    /s/ DEAN DEBIASE
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       Dean DeBiase

Dated: 3/30/01
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